Exhibit 4.5

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”) (55 WATER STREET, NEW YORK, NEW YORK), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR CERTIFICATES IN DEFINITIVE REGISTERED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (A) BY THE DEPOSITARY TO A NOMINEE THEREOF OR (B) BY A NOMINEE THEREOF TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (C) BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

SEE REVERSE FOR CERTAIN DEFINITIONS

NUMBER 1	$500,000,000

REGISTERED	CUSIP 651229 AX4

ISIN US651229AX48

NEWELL RUBBERMAID INC.

5.375% Notes Due 2036

Newell Rubbermaid Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company”), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on April 1, 2036 and to pay interest, semi-annually in arrears on April 1 and October 1 of each year (each, an “Interest Payment Date”), commencing October 1, 2016 on said principal sum at the rate of 5.375% per annum, from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from March 30, 2016, until payment of said principal sum has been made or duly made available for payment. The interest rate payable on this Security will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency) downgrades (or subsequently upgrades) its rating assigned to the Securities, as set forth below. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Security is registered at the close of business on the March 15 or September 15, as the case may be (whether or not a Business Day) (each, a “Record Date”), next preceding such Interest Payment Date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. The principal of and interest on this Security are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts at the office or agency of the Company in The City of New York, New York (the “Place of Payment”), and at such other locations as the Company may from time to time designate, or as provided for in said Indenture. Any interest not punctually paid or duly provided for shall be payable as provided in said Indenture.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by the manual signature of one of its authorized signatories, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, THE COMPANY HAS CAUSED THIS INSTRUMENT TO BE DULY EXECUTED.

Dated: March 30, 2016

NEWELL RUBBERMAID INC.

By:
Name:	John B. Ellis
Title:	Vice President and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, as Trustee, certifies that this is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

By:
Authorized Signatory

Dated: March 30, 2016

NEWELL RUBBERMAID INC.

5.375% Notes Due 2036

This Security is one of a duly authorized issue of Securities of the Company designated as its 5.375% Notes due 2036 (Securities of such series being hereinafter called the “Securities”), limited in initial aggregate principal amount to $500,000,000, issued under the indenture dated as of November 19, 2014 (hereinafter called the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture with respect to the Securities of this series), to which Indenture reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and any Holder of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered.

Except as otherwise provided in the Indenture, this Security will be issued in global form only, registered in the name of the Depositary or its nominee. This Security will not be issued in definitive form, except as otherwise provided in the Indenture, and ownership of this Security shall be maintained in book-entry form by the Depositary for the accounts of participating organizations of the Depositary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on this Security at the times, place and rate, and in the coin and currency, herein prescribed.

If the rating of the Securities from one or both of Moody’s (as defined below) or S&P (as defined below)(or, if applicable, any Substitute Rating Agency (as defined below)) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the Securities will increase from the interest rate set forth above by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

For purposes of making adjustments to the interest rate on the Securities, the following rules of interpretation will apply:

(1)	if at any time less than two Interest Rate Rating Agencies (as defined below) provide a rating on the Securities for reasons not within our control (i) we will use commercially reasonable efforts to obtain a rating on the Securities from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the Securities pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the Securities but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the Securities will increase or decrease, as the case may be, such that the interest rate equals the interest rate with respect to the Securities set forth above plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above)(plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency);

(2)	for so long as only one Interest Rate Rating Agency provides a rating on the Securities, any increase or decrease in the interest rate on the Securities necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3)	if both Interest Rate Rating Agencies cease to provide a rating of the Securities for any reason, and no Substitute Rating Agency has provided a rating on the Securities, the interest rate on the Securities will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate on the Securities prior to any such adjustment;

(4)	if Moody’s or S&P ceases to rate the Securities or make a rating of the Securities publicly available for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on this Security shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on the Securities, as the case may be;

(5)	each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Interest Rate Rating Agency;

(6)	in no event will (i) the interest rate on the Securities be reduced to below the interest rate on the Securities prior to any adjustment or (ii) the total increase in the interest rate on the Securities exceed 2.00% above the interest rate payable on the Securities on the date of their initial issuance; and

(7)	subject to clauses (3) and (4) above, no adjustment in the interest rate on the Securities shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating of the Securities.

If at any time the interest rate on this Security has been adjusted upward and either of the Interest Rate Rating Agencies subsequently increases its rating of the Securities, the interest rate on the Securities will again be adjusted (and decreased, if appropriate) such that the interest rate on the Securities equals the interest rate on the Securities prior to any such adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the Securities (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Securities of this series to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Securities to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Securities will be decreased to the interest rate on the Securities prior to any adjustments made pursuant to this section.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Interest Rate Rating Agency changes its rating of the Securities more than once during any particular interest period, the last such change by such Interest Rate Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Securities.

Promptly after any change in the interest rate on the Securities as provided above, the Company shall provide the Trustee with an Officers’ Certificate to the effect that the interest rate on the Securities has changed and setting forth (1) the amount of the related increase or decrease and the new interest payable on the Securities and (2) the effective date of any change in the interest rate payable on the Securities, and the Company shall provide notice of the same to the Holders.

The interest rate on the Securities will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Interest Rate Rating Agency) if the Securities become rated “Baa1” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB+” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case, with a stable or positive outlook.

If the interest rate on the Securities is increased as described above, the term “interest,” as used with respect to the Securities, will be deemed to include any such additional interest unless the context otherwise requires.

“Interest Rate Rating Agency” means each of Moody’s, S&P and any Substitute Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (pursuant to a resolution of the our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

The Securities will be redeemable in whole or in part, at the option of the Company at any time and from time to time prior to maturity (any such date of redemption, the “Redemption Date”), on not less than 30 or more than 60 days’ notice mailed to Holders of the Securities being redeemed, at a redemption price (the “Redemption Price”) equal to (1) if the Redemption Date is prior to October 1, 2035, the greater of (a) 100% of the principal amount of the Securities being redeemed on the Redemption Date and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed that would be due if the Securities matured on October 1, 2035 (not including any portion of any payments of interest accrued to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 40 basis points, as determined by the Quotation Agent (as defined below), plus, in the case of both (a) and (b) above, accrued and unpaid interest on the Securities being redeemed to the Redemption Date or (2) if the Redemption Date is on or after October 1, 2035, 100% of the principal amount of the Securities being redeemed on the Redemption Date plus accrued and unpaid interest on the Securities being redeemed to the Redemption Date. Notwithstanding the foregoing, installments of interest on Securities that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders as of the close of business on the relevant Record Date. Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the Redemption Date and at the Redemption Price, plus accrued and unpaid interest to the Redemption Date. The Securities will be redeemed in increments of $1,000 and, if redeemed only in part, such that the principal amount that remains Outstanding of any Security redeemed only in part equals $2,000 or an integral multiple of $1,000 in excess thereof.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Quotation Agent” means a Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer(s)” means one or more primary U.S. Government securities dealer(s) in New York City selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Securities, or any portion of the Securities, called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the Securities to be redeemed on such date. If less than all the Securities are to be redeemed, the Securities to be redeemed shall be selected by lot by the Depositary or, if the Securities are not represented by a global security, by such method as the Trustee shall deem fair and appropriate.

In the event that (a) the Merger (as defined below) does not take place on or prior to July 31, 2016 (subject to an extension by the parties for up to an additional 90 days after such date) (the “Outside Date”) or (b) at any time prior to the Outside Date, the Merger Agreement (as defined below) is terminated (any such event being a “Special Mandatory Redemption Event”), the Company will redeem all of the Securities (the “Special Mandatory Redemption”) at a price equal to 101% of the initial issue price of the Securities plus accrued and unpaid interest from the last date on which interest was paid or, if interest has not been paid, the date of original issuance of the Securities to, but not including, the Redemption Date (the “Special Mandatory Redemption Price”).

Notice of the occurrence of a Special Mandatory Redemption Event and that a Special Mandatory Redemption is to occur (the “Special Mandatory Redemption Notice”) shall be delivered to the Trustee and mailed by first class mail to each holder of Securities’ registered address, or electronically delivered according to the procedures of the Depositary, within five Business Days after the Special Mandatory Redemption Event. Upon Company Request together with the notice to be given, the Trustee shall give the Special Mandatory Redemption Notice in the Company’s name and at its expense. On such date specified in the Special Mandatory Redemption Notice as shall be no more than five Business Days (or such other minimum period not to exceed 30 days as may be required by the Depositary) after mailing or sending the Special Mandatory Redemption Notice, the Special Mandatory Redemption shall occur (the date of such redemption, the “Special Mandatory Redemption Date”). Failure to give the Special Mandatory Redemption Notice by mailing or sending in the manner herein provided to the Holder of any

Securities designated for Special Mandatory Redemption, or any defect in the Special Mandatory Redemption Notice to any such Holder, shall not affect the validity of the proceedings for the Special Mandatory Redemption or the obligation of the Company following a Special Mandatory Redemption Event to effect the Special Mandatory Redemption at the Special Mandatory Redemption Price.

If funds sufficient to pay the Special Mandatory Redemption Price of all of the Securities to be redeemed on the Special Mandatory Redemption Date are deposited with a Paying Agent or the Trustee on or before such Special Mandatory Redemption Date, then on and after such Special Mandatory Redemption Date, the Securities shall cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under such Securities shall terminate.

Prior to the first to occur of Special Mandatory Redemption or the consummation of the Merger, the Company shall maintain the net proceeds from the Securities on hand at all times (in cash or Cash Equivalents (as defined below)).

“Merger” means the acquisition of Jarden Corporation by the Company through a series of merger transactions.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 13, 2015, by and among Newell Rubbermaid Inc., Jarden, NCPF Acquisition Corp. I and NCPF Acquisition Corp. II.

If a Change of Control Triggering Event occurs with respect to the Securities, unless the Company has exercised its option to redeem the Securities through an optional redemption or redeem the Securities as described above by mailing notice of such redemption to the Holders of the Securities being redeemed, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Securities to repurchase all of that Holder’s Securities or any part of that Holder’s Securities such that the principal amount that remains Outstanding of any Security not repurchased in full equals $2,000 or an integral multiple of $1,000 in excess thereof. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase (a “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

In order to accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least three Business Days prior to the Change of Control Payment Date, this Security together with the form entitled “Election Form” (which form is annexed hereto) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States setting forth:

(i)	the name of the Holder of this Security;

(ii)	the principal amount of this Security;

(iii)	the principal amount of this Security to be repurchased;

(iv)	the certificate number or a description of the tenor and terms of this Security;

(v)	a statement that the Holder is accepting the Change of Control Offer; and

(vi)	a guarantee that this Security, together with the form entitled “Election Form” duly completed, will be received by the Paying Agent at least three Business Days prior to the Change of Control Payment Date.

Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of this Security, but in that event the principal amount of this Security remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

Upon the Change of Control Payment Date, the Company will, to the extent lawful: (a) accept for payment all Securities or portions of Securities properly tendered and not withdrawn pursuant to the Change of Control Offer; (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of the Securities properly tendered; and (c) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions contained herein, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions contained herein by virtue of any such conflict.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Securities were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB- (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means, that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), the Securities cease to have an Investment Grade Rating from at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Securities at the commencement of any Trigger Period, the Securities will be deemed to have ceased to have an Investment Grade Rating from at least two of the three Rating Agencies during that Trigger Period.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

As provided in the Indenture and subject to certain limitations therein set forth, this Security may be registered for transfer on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company in the Place of Payment, and at such other locations as the Company may from time to time designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only as Registered Securities without coupons in the denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of different authorized denominations, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Except as otherwise provided in the Indenture, prior to due presentment for registration of transfer of this Security, the Company, the Trustee, the Security Registrar, the Paying Agent and any agent of any one thereof may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee, the Security Registrar, the Paying Agent nor any such agent shall be affected by notice to the contrary.

The Company may from time to time, without notice to or the consent of the registered Holders of the Securities, create and issue further Securities ranking equally and ratably with the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Securities or except for the first payment of interest following the issue date of such further Securities), so that such further Securities shall be consolidated and form a single series with the Securities and shall have the same terms as to status, redemption or otherwise as the Securities.

If an Event of Default, as defined in the Indenture, with respect to the Securities shall occur, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company with respect to the Securities and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Notwithstanding the foregoing, the Company’s obligations to redeem Securities in a Special Mandatory Redemption may not be waived or modified without the written consent of each holder of Securities so affected. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not a notation of such consent or waiver is made upon this Security.

No recourse shall be had for the payment of the principal of or premium, if any, or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

The Company at its option, subject to the terms and conditions contained in the Indenture, (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer and exchange of such Securities, to replace mutilated, destroyed, lost or stolen Securities, to compensate, reimburse and indemnify the Trustee, to maintain an office or agency with respect to the Securities and to hold moneys for payment in trust) or (b) may omit to comply with certain restrictive covenants contained in the Indenture, in each case upon irrevocable deposit with the Trustee in trust of money or U.S. government securities (as described in the Indenture) or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to discharge the principal of and premium, if any, and interest on such Securities due on or prior to the Stated Maturity or Redemption Date of such principal and premium, if any, or interest.

This Security shall be governed and construed in accordance with the law of the State of New York, without regard to its conflicts of law principles.

Except as otherwise defined herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Customary abbreviations may be used in the name of a Holder of Securities or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act). Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY

OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address

including postal zip code of assignee)

the within Security and all rights thereunder, and hereby irrevocably constitutes and appoints

Attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

ELECTION FORM

TO BE COMPLETED ONLY IF THE HOLDER

ELECTS TO ACCEPT THE CHANGE OF CONTROL OFFER

The undersigned hereby irrevocably requests and instructs the Company to repurchase the within Security (or the portion thereof specified below), pursuant to its terms, on the Change of Control Payment Date specified in the Change of Control Offer, for the Change of Control Payment specified in the within Security, to the undersigned,             , at             (please print or typewrite name and address of the undersigned).

For this election to accept the Change of Control Offer to be effective, the Company must receive, at the address of the Paying Agent set forth below or at such other place or places of which the Company shall from time to time notify the Holder of the within Security, either (i) the within Security with this “Election Form” form duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority or a commercial bank or a trust company in the United States setting forth (a) the name of the Holder of the Security, (b) the principal amount of the Security, (c) the principal amount of the Security to be repurchased, (d) the certificate number or description of the tenor and terms of the Security, (e) a statement that the option to elect repurchase is being exercised, and (f) a guarantee stating that the Security to be repurchased, together with this “Election Form” duly completed will be received by the Paying Agent three Business Days prior to the Change of Control Payment Date. The address of the Paying Agent is U.S. Bank National Association, as Trustee, 1349 West Peachtree Street NW, Suite 1050, Atlanta, Georgia 30309, Attention: Global Corporate Trust Services.

If less than the entire principal amount of the within Security is to be repurchased, specify the portion thereof (which principal amount must be an integral multiple of $1,000 and such that the principal amount not being repurchased is $2,000 or an integral multiple of $1,000 in excess thereof) which the Holder elects to have repurchased: $                     .

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.